UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 4 )*


                              Applied Imaging Corp.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    03820G106
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [ ]  Rule 13d-1(b)
         [ ]  Rule 13d-1(c)
         [X]  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).







                               Page 1 of 15 Pages

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CUSIP NO. 03820G106                   13G                    PAGE 2 OF 15 PAGES
-------------------                                          ------------------

ITEM 1(A).    NAME OF ISSUER: Applied Imaging Corp.


ITEM 1(B).    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

              2380 Walsh Avenue, Building B, Santa Clara, CA 95051


ITEM 2(A). NAMES OF PERSONS FILING: New Enterprise Associates V, Limited Partnership ("NEA V"), New Enterprise Associates VII, Limited Partnership ("NEA VII"), NEA Presidents' Fund, L.P. ("Presidents") and The Silverado Fund I, Limited Partnership ("Silverado") (collectively, the "Funds"); NEA Partners V, Limited Partnership ("NEA Partners V"), which is the sole general partner of NEA V, NEA Partners VII, Limited Partnership ("NEA Partners VII"), which is the sole general partner of NEA VII, NEA General Partners, L.P. ("Presidents Partners"), which is the sole general partner of Presidents, and NEA Silverado Partners I, Limited Partnership ("Silverado Partners"), which is the sole general partner of Silverado (collectively, the "GPLP's"); Peter J. Barris ("Barris"), Nancy L. Dorman ("Dorman"), Ronald H. Kase ("Kase"),
              C. Richard Kramlich ("Kramlich"), Arthur J. Marks ("Marks"), Thomas C. McConnell ("McConnell"), Peter T. Morris ("Morris"), John M. Nehra ("Nehra"), Charles W. Newhall III ("Newhall") and Mark W. Perry ("Perry"), (collectively, the "General Partners"); Dorman, Kramlich, Marks, McConnell and Newhall are individual general partners of NEA Partners V. Barris, Dorman, Kase, Kramlich, Marks, McConnell, Morris, Nehra, Newhall and Perry are individual general partners of NEA Partners VII. Barris, Dorman, Kase, Kramlich, Marks, McConnell, Nehra, Newhall and Perry are individual general partners of Presidents Partners. Kramlich, Marks and Newhall are individual general partners of Silverado Partners. The persons named in this paragraph are referred to individually herein as a "Reporting Person" and collectively as the "Reporting Persons."


ITEM 2(B).     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE: The
              address of the principal business office of NEA V, NEA Partners V, NEA VII, NEA Partners VII, Presidents, Presidents Partners, Silverado, Silverado Partners, Dorman, Marks, Morris, Nehra, Newhall and Perry is New Enterprise Associates, 1119 St. Paul Street, Baltimore, Maryland 21202. The address of the principal business office of Kase, Kramlich and McConnell is New Enterprise Associates, 2490 Sand Hill Road, Menlo Park, California 94025. The address of the principal business office of Barris is New Enterprise Associates, 11911 Freedom Drive, One Fountain Square, Suite 1240, Reston, Virginia 20190.

ITEM 4.       OWNERSHIP.

              (a) Amount Beneficially Owned: NEA V is the record owner of 709,214 shares as of December 31, 2000 (the "NEA V Shares"). NEA VII is the record owner of 1,837,605 shares as of December 31, 2000 (the "NEA VII Shares"). Presidents is the record owner of 0 shares as of December 31, 2000 (the "Presidents' Shares"). Silverado is the record owner of 0 shares as of December 31, 2000 (the "Silverado Shares"). Presidents Partners is the record owner of 159 shares as of December 31, 2000 (the "Presidents Partners Shares"). Barris is the record owner of 289 shares as of December 31, 2000. Kramlich is the record owner of 24 shares as of December 31, 2000. Newhall is the record owner of 23 shares as of December 31, 2000. As the sole general partner of NEA V, NEA Partners V may be deemed to own beneficially the NEA V Shares. As the sole general partner of NEA VII, NEA Partners VII may be deemed to own beneficially the NEA VII Shares. As the sole general partner of Presidents, Presidents Partners may be deemed to own beneficially the Presidents'


                               Page 2 of 15 Pages

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CUSIP NO. 03820G106                   13G                    PAGE 3 OF 15 PAGES
-------------------                                          ------------------



                     Shares. As the sole general partner of Silverado, Silverado Partners may be deemed to own beneficially the Silverado Shares. By virtue of their relationship as affiliated limited partnerships, whose general partners have overlapping individual general partners, each Fund may be deemed to share the power to direct the disposition and vote of the NEA V Shares, the NEA VII Shares, the Presidents' Shares, the Silverado Shares, and the President Partners shares for an aggregate of 2,546,978 shares (the "Record Shares"). As general partners of the Funds, each GPLP may also be deemed to own beneficially the Record Shares. As general partners of NEA Partners V, NEA Partners VII, Presidents Partners and Silverado Partners, Kramlich, Marks and Newhall may be deemed to own beneficially the Record Shares. As general partners of NEA Partners VII, Barris, Kase, Nehra, and Perry may be deemed to own beneficially the NEA V Shares and the NEA VII Shares. As an individual general partner of Presidents, Dorman, may be deemed to own beneficially the NEA V Shares, the NEA VII Shares, the Presidents' Shares and the Presidents Partners Shares. As an individual general partner of NEA Partners VII, Morris may be deemed to own beneficially the NEA VII Shares. McConnell holds options to purchase 13,750 shares (the "Option Shares"), which options are exercisable within 60 days after December 31, 2000. As a general partner of NEA Partners V, NEA Partners VII and Presidents Partners, McConnell may be deemed to own beneficially the NEA V Shares, the NEA VII Shares, the President's Shares, the Presidents Partners Shares and the Option Shares, for a total of 2,560,728 shares.

              (b) Percent of Class: The Funds, the GPLP's, Barris, Dorman, Kase, Kramlich, Marks, Nehra, Newhall and Perry: 18.4%.
                     McConnell: 18.5%. Morris: 13.3%. The foregoing percentages are calculated based on the 13,842,000 shares of Common Stock reported to be outstanding as of January 5, 2001, as adjusted pursuant to Rule 13d-3(d)(1).

              (c)    Number of shares as to which such person has:

                     (i) sole power to vote or to direct the vote: 0 shares for each Reporting Person other than Barris, Kramlich, McConnell and Newhall. 289 shares for Barris. 24 shares for Kramlich. 13,750 shares for McConnell. 23 shares for Newhall.

                     (ii)   shared power to vote or to direct the vote:
                            2,546,978 shares for each of the Funds, each of the GPLP's, Dorman, Kase, Marks, Nehra and Perry. 2,547,267 shares for Barris. 2,547,002 shares for Kramlich. 2,560,728 shares for McConnell. 1,837,605 shares for Morris. 2,547,001 shares for Newhall.

                     (iii) sole power to dispose or to direct the disposition of: 0 shares for each Reporting Person other than Barris, Kramlich, McConnell and Newhall. 289 shares for Barris. 24 shares for Kramlich. 13,750 shares for McConnell. 23 shares for Newhall.

                     (iv) shared power to dispose or to direct the disposition of: 2,546,978 shares for each of the Funds, each of the GPLP's, Dorman, Kase, Marks, Nehra and Perry. 2,547,267 shares for Barris. 2,547,002 shares for Kramlich. 2,560,728 shares for McConnell. 1,837,605 shares for Morris. 2,547,001 shares for Newhall.


                               Page 3 of 15 Pages

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CUSIP NO. 03820G106                   13G                    PAGE 4 OF 15 PAGES
-------------------                                          ------------------




              Each Reporting Person disclaims beneficial ownership of such shares of Common Stock except for those shares, if any, such Reporting Person holds of record.


ITEM 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

              Not Applicable.





ALL OTHER ITEMS REPORTED ON THE SCHEDULE 13G DATED AS OF FEBRUARY 11, 2000 AND FILED ON BEHALF OF THE REPORTING PERSONS WITH RESPECT TO THE COMMON STOCK OF APPLIED IMAGING CORP. REMAIN UNCHANGED.

































                               Page 4 of 15 Pages

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CUSIP NO. 03820G106                   13G                    PAGE 5 OF 15 PAGES
-------------------                                          ------------------
                                    SIGNATURE
                                    ---------

      After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: February 12th, 2001


NEW ENTERPRISE ASSOCIATES V, LIMITED PARTNERSHIP

By:   NEA PARTNERS V, LIMITED PARTNERSHIP

      By:                   *
              ------------------------------------
              Charles W. Newhall III
              General Partner


NEA PARTNERS V, LIMITED PARTNERSHIP

By:                         *
      --------------------------------------------
      Charles W. Newhall III
      General Partner


NEW ENTERPRISE ASSOCIATES VII, LIMITED PARTNERSHIP

By:   NEA Partners VII, Limited Partnership

      By:                   *
              ------------------------------------
              Charles W. Newhall III
              General Partner


NEA Partners VII, Limited Partnership

By:                         *
      --------------------------------------------
      Charles W. Newhall III
      General Partner


NEA PRESIDENTS' FUND, L.P.

By:   NEA GENERAL PARTNERS, L.P.

      By:                   *
              ------------------------------------
              Charles W. Newhall III
              General Partner

                               Page 5 of 15 Pages

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CUSIP NO. 03820G106                   13G                    PAGE 6 OF 15 PAGES
-------------------                                          ------------------

NEA GENERAL PARTNERS, L.P.

By:                         *
      --------------------------------------------
      Charles W. Newhall III
      General Partner


THE SILVERADO FUND I, LIMITED PARTNERSHIP

By:   NEA SILVERADO PARTNERS I, LIMITED PARTNERSHIP

      By:                   *
              ------------------------------------
              Charles W. Newhall III
              General Partner

NEA SILVERADO PARTNERS I, LIMITED PARTNERSHIP

By:                       *
      --------------------------------------------
      Charles W. Newhall III
      General Partner


                            *
--------------------------------------------------
Peter J. Barris

                            *
--------------------------------------------------
Cornelius C. Bond, Jr.

                            *
--------------------------------------------------
Ronald H. Kase

                            *
--------------------------------------------------
C. Richard Kramlich

                            *
--------------------------------------------------
Arthur J. Marks

                            *
--------------------------------------------------
Thomas C. McConnell

                            *
--------------------------------------------------
Peter T. Morris

                               Page 6 of 15 Pages

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CUSIP NO. 03820G106                   13G                    PAGE 7 OF 15 PAGES
-------------------                                          ------------------




                            *
--------------------------------------------------
John M. Nehra

                            *
--------------------------------------------------
Charles W. Newhall III

                            *
--------------------------------------------------
Mark W. Perry




                                    *By:   /s/ Nancy L. Dorman
                                           -------------------------------------
                                           Nancy L. Dorman, in her individual
                                           capacity and as Attorney-in-Fact




--------------------------------------------------------------------------------

This Schedule 13G was executed by Nancy L. Dorman pursuant to Powers of Attorney filed with the Securities and Exchange Commission on February 13, 1992 in connection with a Schedule 13G for Advanced Interventional Systems Inc., on February 13, 1995 in connection with a Schedule 13G for Acuity Imaging, Inc., and herewith, which Powers of Attorney are incorporated herein by reference and copies of which are attached hereto as Exhibit 2.

















                               Page 7 of 15 Pages

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CUSIP NO. 03820G106                   13G                    PAGE 8 OF 15 PAGES
-------------------                                          ------------------

                                                                      Exhibit 1
                                                                      ---------

                                    AGREEMENT

      Pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of Applied Imaging Corp.

      EXECUTED:  February 12th, 2001



NEW ENTERPRISE ASSOCIATES V, LIMITED PARTNERSHIP

By:   NEA PARTNERS V, LIMITED PARTNERSHIP

      By:                   *
              ------------------------------------
              Charles W. Newhall III
              General Partner


NEA PARTNERS V, LIMITED PARTNERSHIP

By:                         *
      --------------------------------------------
      Charles W. Newhall III
      General Partner


NEW ENTERPRISE ASSOCIATES VII, LIMITED PARTNERSHIP

By:   NEA Partners VII, Limited Partnership

      By:                   *
              ------------------------------------
              Charles W. Newhall III
              General Partner


NEA Partners VII, Limited Partnership

By:                         *
      --------------------------------------------
      Charles W. Newhall III
      General Partner




                               Page 8 of 15 Pages

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CUSIP NO. 03820G106                   13G                    PAGE 9 OF 15 PAGES
-------------------                                          ------------------

NEA PRESIDENTS' FUND, L.P.

By:   NEA GENERAL PARTNERS, L.P.

      By:                   *
              ------------------------------------
              Charles W. Newhall III
              General Partner


NEA GENERAL PARTNERS, L.P.

By:                         *
      --------------------------------------------
      Charles W. Newhall III
      General Partner


THE SILVERADO FUND I, LIMITED PARTNERSHIP

By:   NEA SILVERADO PARTNERS I, LIMITED PARTNERSHIP

      By:                   *
              ------------------------------------
              Charles W. Newhall III
              General Partner


NEA SILVERADO PARTNERS I, LIMITED PARTNERSHIP

By:                         *
      --------------------------------------------
      Charles W. Newhall III
      General Partner

                            *
--------------------------------------------------
Peter J. Barris

                            *
--------------------------------------------------
Ronald H. Kase

                            *
--------------------------------------------------
C. Richard Kramlich

                            *
--------------------------------------------------
Arthur J. Marks


                               Page 9 of 15 Pages

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CUSIP NO. 03820G106                   13G                    PAGE 10 OF 15 PAGES
-------------------                                          -------------------



                            *
--------------------------------------------------
Thomas C. McConnell

                            *
--------------------------------------------------
Peter T. Morris

                            *
--------------------------------------------------
John M. Nehra

                            *
--------------------------------------------------
Charles W. Newhall III

                            *
--------------------------------------------------
Mark W. Perry


                                       *By:   /s/ Nancy L. Dorman
                                              ----------------------------------
                                              Nancy L. Dorman, in her individual
                                              capacity and as Attorney-in-Fact



--------------------------------------------------------------------------------

This Agreement was executed by Nancy L. Dorman pursuant to Powers of Attorney filed with the Securities and Exchange Commission on February 13, 1992 in connection with a Schedule 13G for Advanced Interventional Systems Inc., on February 13, 1995 in connection with a Schedule 13G for Acuity Imaging, Inc., and herewith, which Powers of Attorney are incorporated herein by reference and copies of which are attached hereto as Exhibit 2.












                               Page 10 of 15 Pages

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CUSIP NO. 03820G106                   13G                    PAGE 11 OF 15 PAGES
-------------------                                          -------------------

                                                                       Exhibit 2
                                                                       ---------


                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Nancy L. Dorman and Charles W. Newhall III, and each of them, with full power to act without the other, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 23rd day of April, 1991.

                                       /s/ Raymond L. Bank
                                       --------------------------------
                                       Raymond L. Bank

                                       /s/ Thomas R. Baruch
                                       --------------------------------
                                       Thomas R. Baruch

                                       /s/ Cornelius C. Bond, Jr.
                                       --------------------------------
                                       Cornelius C. Bond, Jr.

                                       /s/ Frank A. Bonsal, Jr.
                                       --------------------------------
                                       Frank A. Bonsal, Jr.

                                       /s/ James A. Cole
                                       --------------------------------
                                       James A. Cole





                               Page 11 of 15 Pages

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CUSIP NO. 03820G106                   13G                    PAGE 12 OF 15 PAGES
-------------------                                          -------------------



                                       /s/ Nancy L. Dorman
                                       --------------------------------
                                       Nancy L. Dorman

                                       /s/ Neal M. Douglas
                                       --------------------------------
                                       Neal M. Douglas

                                       /s/ John W. Glynn, Jr.
                                       --------------------------------
                                       John W. Glynn, Jr.

                                       /s/ Curran W. Harvey
                                       --------------------------------
                                       Curran W. Harvey

                                       /s/ Ronald Kase
                                       --------------------------------
                                       Ronald Kase

                                       /s/ C. Richard Kramlich
                                       --------------------------------
                                       C. Richard Kramlich

                                       /s/ Robert F. Kuhling
                                       --------------------------------
                                       Robert F. Kuhling

                                       /s/ Arthur J. Marks
                                       --------------------------------
                                       Arthur J. Marks

                                       /s/ Thomas C. McConnell
                                       --------------------------------
                                       Thomas C. McConnell

                                       /s/ Donald L. Murfin
                                       --------------------------------
                                       Donald L. Murfin

                                       /s/ H. Leland Murphy
                                       --------------------------------
                                       H. Leland Murphy





                               Page 12 of 15 Pages

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CUSIP NO. 03820G106                   13G                    PAGE 13 OF 15 PAGES
-------------------                                          -------------------




                                       /s/ John M. Nehra
                                       --------------------------------
                                       John M. Nehra

                                       /s/ Charles W. Newhall III
                                       --------------------------------
                                       Charles W. Newhall III

                                       /s/ Terry L. Opdendyk
                                       --------------------------------
                                       Terry L. Opdendyk

                                       /s/ Barbara J. Perrier
                                       --------------------------------
                                       Barbara J. Perrier

                                       /s/ C. Vincent Prothro
                                       --------------------------------
                                       C. Vincent Prothro

                                       /s/ C. Woodrow Rea, Jr.
                                       --------------------------------
                                       C. Woodrow Rea, Jr.


                                       /s/ Howard D. Wolfe, Jr.
                                       --------------------------------
                                       Howard D. Wolfe, Jr.


                                       /s/ Nora M. Zietz
                                       --------------------------------
                                       Nora M. Zietz










                               Page 13 of 15 Pages

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CUSIP NO. 03820G106                   13G                    PAGE 14 OF 15 PAGES
-------------------                                          -------------------


                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Nancy L. Dorman and Charles W. Newhall III, and each of them, with full power to act without the other, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 1st day of January, 1994.

                                       /s/ Peter J. Barris
                                       --------------------------------
                                       Peter J. Barris

                                       /s/ Debra E. King
                                       --------------------------------
                                       Debra E. King

                                       /s/ Peter T. Morris
                                       --------------------------------
                                       Peter. T. Morris

                                       /s/ Hugh Y. Rienhoff, Jr.
                                       --------------------------------
                                       Hugh Y. Rienhoff, Jr.

                                       /s/ Alexander Slusky
                                       --------------------------------
                                       Alexander Slusky

                                       /s/ Louis B. Van Dyck
                                       --------------------------------
                                       Louis B. Van Dyck




                               Page 14 of 15 Pages

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CUSIP NO. 03820G106                   13G                    PAGE 15 OF 15 PAGES
-------------------                                          -------------------



                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Nancy L. Dorman and Charles W. Newhall III, and each of them, with full power to act without the other, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1999.



                                         /s/ Mark W. Perry
                                       --------------------------------
                                       Mark W. Perry


                                         /s/ Stewart Alsop II
                                       --------------------------------
                                       Stewart Alsop II















                               Page 15 of 15 Pages